Exhibit 5.1

November 29, 2010

StoneMor Partners L.P.

311 Veterans Highway, Suite B

Levittown, Pennsylvania 19056

Ladies and Gentlemen:

We have acted as counsel for StoneMor Partners L.P., a Delaware limited partnership (the “Partnership”), with respect to the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), of (a) up to $300,000,000 of common units representing limited partner interests of the Partnership (“Common Units”) and (b) up to 2,119,891 common units representing limited partner interests in the Partnership that may be resold by or for the account of the selling unitholder named in the Registration Statement (the “Selling Unitholder Units” and together with the Common Units, the “Securities”). We have also acted as counsel for the Partnership in the preparation of the prospectus relating to the Registration Statement and included as a part thereof (the “Prospectus”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the Prospectus, (ii) the certificate of limited partnership of the Partnership, (iii) the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 20, 2004 (the “First Amended and Restated Partnership Agreement”), (iv) Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of February 27, 2007 (“Amendment No. 1”), (v) Amendment No. 2 to the First Amended and Restated Agreement of Limited Partnership of the Partnership effective as of November 13, 2007 (“Amendment No. 2”), (vi) the Second Amended and Restated Agreement of Limited Partnership of the Partnership dated as of September 9, 2008 (the “Second Amended and Restated Partnership Agreement,” and together with the First Amended and Restated Partnership Agreement, Amendment No. 1 and Amendment No. 2, the “Partnership Agreement”) resolutions of StoneMor GP LLC, a Delaware limited liability company and the general partner of the Partnership and (vii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

In connection with this opinion, we have assumed that (i) without independent verification, that the certificates for the Common Units will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Common Units; (ii) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy

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conforms to an authentic original and all signatures on each such document are genuine; (iii) each person signing documents we examined has the legal authority and capacity to do so; (iv) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete; (v) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and comply with all applicable laws, (vi) if applicable, a prospectus supplement will have been prepared and filed with the Commission describing the Securities offered thereby and will comply with all applicable laws, (vii) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement, if any; and (viii) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Partnership and the other parties thereto.

Based on the foregoing, we are of the opinion that:

(1)	With respect to the Common Units, when (i) the Partnership has taken all necessary action to approve the issuance of such Common Units, the terms of the offering and related matters, and (ii) the Common Units have been issued and delivered in accordance with terms of the applicable definitive purchase, underwriting or similar agreement approved by the Partnership upon payment of the consideration therefore provided for therein, then the Common Units will be validly issued, fully paid and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act and as described in any prospectus supplement and the Prospectus).

(2)	The Selling Unitholder Units are, and upon sale will continue to be, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act and as described in any prospectus supplement and the Prospectus).

The opinions expressed herein are limited exclusively to the federal laws of the United States of America and the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm name in the Prospectus under the caption “Legal Matters.” By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.